UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
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September 5, 2003

ESPP Participants
Address
City, ST Zip

Ref: Quintiles Transnational Corp. 1999 Employee Stock Purchase Plan (ESPP) –
Brokerage Account Activation.

Dear ESPP Participant:

This letter is to encourage you to activate your E*TRADE OptionsLink account as soon as you receive activation instructions from E*TRADE, which E*TRADE will send to you shortly. As explained below, if your account is activated before your ESPP shares are converted into cash in the merger, you generally will be able to avoid 30% in “backup withholding” on the proceeds from the conversion of your ESPP shares. (Please note, however, that while activating your account will generally keep these proceeds from being subject to backup withholding, doing so will not keep them from being subject to tax.)

The Employee Stock Purchase Plan (“ESPP”) was suspended when the Agreement and Plan of Merger between Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Acquisition Corp. was signed on April 10, 2003. Under the terms of the merger agreement, no second or third quarter 2003 ESPP purchases will occur, and no further grants will be made under the plan. The merger agreement further provides for Quintiles shareholders to receive $14.50 in cash for each share of Quintiles common stock they hold. The merger agreement is subject to shareholder approval. Quintiles shareholders are expected to vote on the merger at a Special Meeting to be held on September 25, 2003.

As a participant in the ESPP, through the first quarter 2003 you were eligible to purchase shares of Quintiles common stock through payroll deductions. Your ESPP shares were entered into an account in your name in E*TRADE OptionsLink.

You are receiving this letter because E*TRADE has notified Quintiles that you have not activated your OptionsLink account. You can activate your account easily by logging onto the optionslink.com/activation site and following the instructions that E*TRADE will send you shortly after you receive this letter.

One step in activating your account will be to complete and sign a hard copy of a Form W-9 and mail (not fax) it to E*TRADE. The primary purpose of the Form W-9 is to provide E*TRADE (as the broker that will sell your ESPP shares) with your US Social Security number for tax reporting purposes. In general, if E*TRADE receives a signed Form W-9 from you and activates your OptionsLink account before your shares are converted, you will not be subject to “backup withholding” on the proceeds from your ESPP shares.

Once you activate your OptionsLink account, you will be able to review it and sell your ESPP shares in the open market, if you choose to do so, at any time up to the time the merger closes (which is expected to occur on September 25, 2003, provided Quintiles shareholders approve the merger and all other conditions to the merger are satisfied).

If you do not activate your OptionsLink account, then your ESPP shares will automatically be cashed out for $14.50 per share, less any applicable fee by E*TRADE, at the time the merger closes (provided Quintiles shareholders approve the merger and all other conditions to the merger are satisfied). Under IRS rules, E*TRADE will be required to withhold 30% in “backup withholding” from the proceeds of ESPP shares that are cashed out from “inactivated” OptionsLink accounts.

To activate your account, you will need the Quintiles “ticker symbol” of QTRN, your employee ID or US Social Security number, and the authentication code that will be included in the letter from E*TRADE Optionslink. The Form W-9 will be available online under optionslink.com/activation, and you can print a hard copy from there.

If you do not receive the activation letter from E*TRADE OptionsLink within five business days from the receipt of this letter, please call them at 1-800-838-0908. If you have further questions, please contact Kelly Fresquez, Benefits Specialist at 800-526-7094, option 2, extension 4010.

Thank you for your time and assistance.

Best regards,

Quintiles Employee Benefits Service